Exhibit 10.15

CH2M Hill Companies, Ltd.

Amended and Restated

Long Term Incentive (LTI) Plan

Effective January 1, 2005

CH2M Hill Companies, Ltd.
Long Term Incentive (LTI) Plan

ARTICLE I

INTRODUCTION

1.1                                 Establishment.  CH2M HILL Companies, Ltd., an Oregon corporation hereby amends and restates the CH2M HILL Companies, Ltd. Long Term Incentive (LTI) Plan to award incentive compensation to eligible Participants.

1.2                                 Purposes.  The purposes of the Plan are to:

•                  Reward a limited group of senior executives, project managers, and technologists for the creation of value in the organization through sustained increases in CH2M HILL’s Available Funds, and through the achievement of agreed-on strategic goals, and

•                  Provide financial incentives to Plan Participants to incentivize their contribution to the annual and long-term financial performance of CH2M HILL, thereby increasing shareholder value.

ARTICLE II

DEFINITIONS

2.1                                 Affiliate means any corporation or other entity that is affiliated with CH2M HILL through stock or other equity ownership or otherwise which is designated by either the Committee or the Board as an entity whose eligible employees, directors, officers, and consultants may be selected to participate in the Plan.  The Committee may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 50% of the entity.  The Board, in its sole discretion, may select an entity to be designated as an Affiliate if LTD owns directly or indirectly at least 10% of the entity.

2.2                                 Available Funds means those LTD level consolidated funds remaining from gross revenue after all normally accrued operating expenses are deducted (including LTD expenses and any Profit Center operating costs for units in a startup or investing mode), but prior to accruals for incentive compensation programs, retained earnings and income taxes.

2.3                                 AF Modifier means the modifier used in calculating the LTI Award payout amount as described in section 4.4(b) of the Plan.

2.4                                 Award means a grant of Stock Instruments (as defined below) and/or cash under the Plan.

2.5                                 Board means CH2M HILL Board of Directors.

2.6                                 CEO means Chief Executive Officer of CH2M HILL Companies, Ltd.

2.7                                 Change of Control means the date on which any one of the following events occurs:

a.               Any one person, or more than one person acting as a group, acquires ownership of stock of LTD that, together with stock held by such person or group, constitutes more than 50% of the total Fair Market value of the LTD stock.  However, if any one person or more than one person acting as a group, owns more than 50% of the total Fair Market Value of the LTD stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of LTD (or to cause a change in the effective control of LTD.)

b.              There is a change in the effective control of LTD.  A change in the effective control of LTD occurs on the date that either:

(i)             Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of LTD that represents 35% or more of the total voting power of the all LTD stock; or

(ii)          A majority of members of LTD’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of LTD’s board of directors prior to the date of the appointment or election.

c.               Any one person, or more than one person acting as a group, acquires ownership of assets of LTD that have a gross fair market value equal to or more than [40%] of the total gross fair market value of all of the assets of LTD immediately prior to such acquisitions.  For this purpose, gross fair market value means the value of the assets of LTD, or the value of the assets being disposed of, determined without regard to any liabilities associates with the assets.

For purposes of the definition in this Section.2.7 Persons Acting as a Group shall have the following meaning.  Persons will not be considered to be acting as a group solely because they purchase the stock of LTD at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For the avoidance of doubt, this Section shall be interpreted in accordance with Treasury guidance for the definition of Change in control under Code § 409A.

2.8                                 Code means the Internal Revenue Code of 1986, as amended.

2.9                                 Committee means the Ownership and Incentive Compensation Committee of the Board empowered to take actions with respect to the administration of the Plan as described in Article V of this document.

2.10                           Competitor means any corporation, or any other entity, that is engaged in any business in which CH2M HILL is actively engaged, as described in the CH2M HILL’s most recent (at the relevant time) Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission; and/or any business the entry into which is contemplated by CH2M HILL at the time the Participant separates from service.

2.11                           “Disabled” or Disability” shall mean that a participant either

a.  Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

b.  Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

2.12                           CH2M HILL means CH2M HILL family of companies, which includes CH2M Hill Companies, Ltd., and, when appropriate, the Affiliates.

2.13                           Effective Date means the effective date of the Plan, which is January 1, 2005.

2.14                           LTD means CH2M Hill Companies, Ltd.

2.15                           Participant means an employee designated to be eligible to receive an Award under the Plan as provided in Section 3.1.

2.16                           Plan or LTI Plan means the CH2M HILL Companies, Ltd. Long Term Incentive (LTI) Plan.

2.17                           Profit Center means any applicable operating unit of CH2M HILL, including but not limited to the holding company of CH2M HILL family of companies, LTD, and any of its subsidiary business units as designated from time to time by the Committee.

2.18                           Program means each three-year LTI Plan cycle.

2.19                           Program Period means a period beginning on January 1st of the Program year and completing 36 months thereafter (ex. January 1, 1999 through December 31, 2001).

2.20                           Stock Instruments means instruments granted under the Plan, which include subject to the discretion of the Committee:

a.               Stock for Domestic Engineering Services Employees,

b.              SVEUs for Domestic Ineligible Company Employees; or

c.               Phantom Stock or international SVEUs for International Employees; or

d.              Other instruments approved from time to time by the Board to use for incentive and compensation purposes.

For purposes of these definitions:

•                  Stock means one share of CH2M HILL common Stock.

•                  SVEU means one unit held in trust under the CH2M Hill Companies, Ltd. Pre-Tax Deferred Compensation Plan or under the CH2M Hill Companies, Ltd. International Deferred Compensation Plan.

•                  Phantom Stock means a hypothetical interest in the value of one share, denominated in United States dollars, which is granted pursuant to the CH2M Hill Companies, Ltd. Phantom Stock Plan.

•                  Domestic Engineering Services Employees means those employees (including, without limitation, officers, directors and designated consultants) who work for CH2M HILL in the United States that provide consulting, engineering, and engineering-related services determined as of the time of the Award payout.

•                  Domestic Ineligible Company Employees means those employees (including, without limitation, officers, directors, and designated consultants) who work for CH2M HILL in the United States and do not provide consulting, engineering or engineering-related services, determined as of the time of the Award payout.

•                  International Employees means those employee (including, without limitation director, officer and designated consultant) who work for CH2M HILL and are not resident in the United States and whose regular workplace is outside of the United States, determined as of the time of the Award payout, except that International Employees shall exclude an individual who is a United States citizen employed by an Affiliate organized in the United States, regardless of where the individual performs services.

2.21                           Strategic Goal Modifier means one of the modifiers used in calculating the LTI Award payout amount as described in section 4.4(c) of the Plan.

2.22                           Target Bonus means the bonus amount established under the Plan for Participants. For a given Participant, the Target Bonus will be between 20% to 80% of their base salary, as of the beginning of the Program Period.

ARTICLE III

ELIGIBILITY

3.1                                 Eligibility for Plan Participation.  The Committee, on recommendation of the CEO in its sole discretion, shall determine which employees shall be eligible to participate in the Plan for any Program year.

3.2                                 No Entitlement. Eligibility to participate in the Plan in any one Program Period does not create any entitlement to participate in any other Program Period.

ARTICLE IV

LTI AWARDS

4.1                                 Award Grants. Annually, at the time determined by the Committee in its sole discretion, Participants will be notified of their LTI Awards for the Program.  The Award notification will include.

a.               Participant’s Target Bonus for the Program;

b.              Targeted three-year total Available Funds to be achieved during the Program Period;

c.               Company-wide strategic goals to be achieved during the Program Period; and

d.              Individual strategic goals to be achieved during the Program Period, if applicable.

The LTI Award shall not vest until the end of the Program Period.  The actual payout value of the Award will be the Target Bonus, adjusted up or down, based on CH2M HILL’s performance during the Program Period with respect to the three-year total Available Funds target, company-wide strategic goals targets, and any applicable individual strategic goals as further described below.

4.2                                 Targeted Three-Year Total Available Funds. The Committee, on recommendation of the CEO, and in its sole discretion, shall establish the three-year total Available Funds target for each LTI Program.  That target shall be the Available Funds target for all Participants in a given Program.

4.3                                 Strategic Goals.  The Committee, on recommendation of the CEO, and in its sole discretion, shall establish company-wide strategic goals for each LTI Program.  These company-wide goals may be identical for all Participants in a given Program.  Further, the CEO, on recommendation of his management team, may establish individual strategic goals for each Participant for a given Program. These individual strategic goals may vary among Participants, but more than one Participant may share a given individual goal.

4.4                                 Award Payout Valuation Methodology.  As soon as practicable after the end of each Program Period, but no later than December 31st of the calendar year following the end of the Program Period, the Committee shall compare the actual CH2M HILL three-year total Available Funds performance and the actual company-wide and individual strategic goal performances achieved during the Program Period.  All determinations by the Committee related to attainment of Available Funds and strategic goal targets, as well as weighting determinations for Target Bonus modifiers (as described below) shall be made in the sole discretion of the Committee, and shall be final and binding on all Participants.

a.               Threshold Available Funds Requirement.  Irrespective of CH2M HILL’s performance against any of the strategic goal targets during the Program Period, Participants shall not be entitled to any payout of LTI Awards for a given Program unless CH2M HILL achieves at least 70% of the total three-year Available Funds target during the Program Period.  Assuming this Available Funds threshold requirement is satisfied, other modifiers are applied to the Target Bonus to determine the actual Award payout amount as further described below.

b.              Available Funds (AF) Modifier.  Subject to the threshold requirement in section 4.4(a) and the maximum payout limitation of section 4.4(e), the Committee shall adjust the Target Bonus amount due to Participants between 0% and 200% based on the actual three-year total Available Funds performance of CH2M HILL during the Program Period against the Program’s Available Funds target.

c.               Strategic Goal (SG) Modifiers. The actual Program Period performance against each strategic goal (company-wide and individual) will stand on its own as a modifier of the Target Bonus amount due to a Participant. On the recommendation of the CEO, the Committee, in its sole discretion, will assign a weighting to each strategic goal, with the total weighting equal to a 50% modification (ex. 12.5% for each company-wide goal and 25% for the individual goal). Subject to the threshold requirement of section 4.4(a) and the maximum payout limitation of section 4.4(e), the Committee shall adjust the Target Bonus amount due to each Participant plus or minus up to 50% based on the sum total of all SG Modifiers.

d.              1999 and 2000 Program Exceptions.  Because the Plan is structured to provide no Award payouts during 1999 and 2000 calendar years, the Target Bonus amounts used in calculating payouts for 1999 and 2000 Programs will be increased by 50% (multiplier by 1.5) prior to any adjustments being made to Target Bonuses by AF and SG Modifiers.

e.               Maximum Award Payout.  Maximum Award payout for each Participant for any LTI Program, taking into account performance with respect to all target and goal associated modifier adjustments, shall not exceed 200% (2 times) of

Target Bonus, excepting the 1999 and 2000 Programs, as described in section 4.4 (d.).

4.5                                 Payouts of LTI Awards. The payout of Awards will be made as soon as practicable after the end of the Program Period when Award payout amounts have been determined, but no later than two and a half months following the end of the Program Period. Except as provided in Article VII, a Participant must be employed by CH2M HILL or an Affiliate as of the Award payout date to be eligible for the payout.  Unless otherwise determined by the Committee in its sole discretion, all LTI Awards will be paid 40% in cash and 60% in Stock Instruments based on Participant’s eligibility to hold individual Stock Instruments.  To the extent an Award payout results in a Participant exceeding CH2M HILL ownership limitations pursuant to CH2M HILL’s Articles of Incorporation and Bylaws, the Award shall be paid out in cash.

4.6                                 Non-Transferability of Awards.  No Award shall be assignable or transferable.

4.7                                 Restrictions on Transfers of Instruments.  All Stock Instruments transferred to a Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on CH2M HILL Stock set forth in CH2M HILL’s Articles of Incorporation and Bylaws, as amended from time to time, including: (i) restrictions that grant CH2M HILL the right to repurchase shares upon termination of the shareholder’s affiliation with CH2M HILL; (ii) restrictions that grant CH2M HILL a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; and (iii) restrictions that require the approval of CH2M HILL for any other sale of shares.

4.8                                 Withholding Requirement.  All Awards are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants.

ARTICLE V

PLAN ADMINISTRATION

5.1                                 Committee.  The Plan shall be administered by the Ownership & Incentive Compensation  (O&IC) Committee serving at the pleasure of the Board.  The Committee shall at all times consist of at least two Directors and shall include other members (which may be either directors or non-directors) as the Board may determine.  The Board may from time to time remove members from or add members to the Committee, and vacancies on the Committee shall be filled by the Board. Members of the Committee may resign at any time upon written notice to the Board.

5.2                                 Committee Meetings and Actions.  The Committee shall hold meetings at such times and places as it may determine.  A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including CH2M

HILL, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan. The Chairman of the Committee, in his or her sole discretion, may delegate any or all of the responsibilities of the Committee to one or more Committee members, whose actions shall be deemed to be the acts of all of the members.

5.3                                 Powers of Committee.  The Committee shall, in its sole discretion and on recommendation of the CEO, determine the time at which LTI Awards are to be made and paid-out, actual performance against targets for purposes of Award payout calculations, specific weighing of individual components of Award payout calculations, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. The Committee shall determine the form or forms of agreements with Participants that shall evidence the particular provisions, terms, and conditions, which need not be identical except as may be provided in the Plan. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan, as it may deem proper and in the best interests of CH2M HILL.

5.4                                 Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including CH2M HILL, its shareholders, and all persons having any interest in Stock Instruments which may be or have been granted pursuant to the Plan.

5.5                                Limitation of Liability and Indemnification.

a.               No member of the Committee shall be liable for any action or determination made in good faith.

b.              Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by CH2M HILL Companies, Ltd. against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with CH2M HILL’s approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give CH2M HILL an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

ARTICLE VI

CHANGE IN CONTROL

Notwithstanding any vesting requirements contained in this Plan or notice of Award grant, all outstanding LTI Awards shall become immediately payable in full and in cash upon the occurrence of a Change in Control event.

ARTICLE VII

TERMINATION OF AFFILIATION

7.1                                 Retirement. If a Participant separates from service, within the meaning of Code § 409A, (retires) after attainment of age 55 while holding Plan Awards, and provided the Participant does not, subsequent to such separation from service, affiliate with a Competitor (directly or indirectly as an employee, consultant, director, officer, or shareholder of more than 5% of equity), the Participant shall be entitled to the payouts of all outstanding Awards.  Notwithstanding the foregoing, the payouts will be prorated to the period that the Participant actually worked for CH2M HILL in the year when the Award was made, if the Participant did not work for that entire year.  The payout(s) will be made at the time each outstanding Award payout is due for each Program.  It will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on the actual CH2M HILL three-year total Available Funds and company-wide strategic goal performances as of the end of each relevant Program Period.

7.2                                 Death. If a Participant dies while employed by CH2M HILL, payouts of all his/her outstanding Awards will be made prorate to the actual period worked for CH2M HILL during the first year of each outstanding Award Program to the personal representative of the Participant’s estate or the designated beneficiary or other person or persons who shall have acquired entitlement to earned benefits under the Plan by bequest or inheritance (hereafter, “Beneficiary”) as provided in Section 4.5 of the Plan.  Such payout will be made 100% in cash and will be calculated prorata for the time that the Participant actually participated in each Program, based on hypothetical Available Funds and strategic goal performance levels for the not yet completed Program Periods, derived by assuming that Available Funds, company-wide and individual strategic goals performance through the end of each Program Period for each outstanding LTI Award, would be proportionate to the performance as of the time of death, including consideration of projected performance in out-years where appropriate.  The Committee’s determination with respect to payout amounts based on the above criteria shall be final and binding on the Beneficiary.

7.3               Disability. Upon the Participant’s separation from service, within the meaning of Code § 409A, with CH2M HILL by reason of Disability, payouts of the Participant’s prorata share of all his/her outstanding Awards (based on the actual period worked for CH2M HILL during the first year of each outstanding

Award Program) shall be made to the Participant as provided in Section 4.5 of this Plan. Such payout will be made 100% in cash, based on hypothetical Available Funds and strategic goal performance levels for the not yet completed Program Periods, derived by assuming that Available Funds, company-wide and individual strategic goals performance through the end of each Program Period for each outstanding LTI Award, would be proportionate to the performance as of the time of termination, including consideration of projected performance in out-years where appropriate. The Committee’s determination with respect to payout amounts based on the above criteria shall be final and binding on the Beneficiary.

7.4                                 Other Termination.  Upon the Participant’s voluntary or involuntary separation from service, within the meaning of Code § 409A, with CH2M HILL (except as otherwise provided in Article VI or in sections 7.1, 7.2 and 7.3), all rights a Participant has under any outstanding and not yet paid Awards shall terminate.

ARTICLE VIII

REQUIREMENTS OF LAW

8.1                                 Requirements of Law.  All Awards pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

8.2                                 Governing Law.  The Plan and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Colorado, United States of America.

8.3                                 Governing Currency.  The Plan and all agreements under the Plan shall be denominated in the currency of the United States of America.

ARTICLE IX

AMENDMENT, MODIFICATION AND TERMINATION

The Board may amend or modify any provision of the Plan at any time.  The Board may suspend the granting of Awards under the Plan or terminate the Plan at any time.

The Board may determine that any Awards granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Award shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, or taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE X

MISCELLANEOUS

10.1                           Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

10.2                           No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant’s employment by, or consulting relationship with, CH2M HILL and/or Affiliates, or interfere in any way with the right of CH2M HILL or Affiliates, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an award.  Any Participant who leaves the employment of CH2M HILL shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

CH2M HILL hereby agrees to the provisions of the Plan and in witness of its agreement, by its duly authorized officer has executed the Plan on the date written below.

CH2M HILL COMPANIES, LTD.

Plan Sponsor

By:

Title:

Date: